Filed pursuant to Rule 424(b)(3)
Registration No. 333-177753

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC.
SUPPLEMENT NO. 2 DATED FEBRUARY 7, 2013
TO PROSPECTUS DATED SEPTEMBER 27, 2012

This prospectus supplement, dated February 7, 2013 (“Supplement No. 2”) is part of the prospectus of Lightstone Value Plus Real Estate Investment Trust II, Inc. (the “Company,” “we,” “us” or “our”), dated September 27, 2012 (the “Prospectus”), as supplemented by Supplement No. 1, dated December 14, 2012 (“Supplement No. 1”). This Supplement No. 2 supplements, modifies or supersedes certain information contained in the Prospectus and Supplement No. 1 and must be read in conjunction with the Prospectus and Supplement No. 1. This Supplement No. 2 forms a part of, and must be accompanied by, the Prospectus.

The primary purposes of this Supplement No. 2 are to:

1.	Provide an update regarding the Company’s mortgage loan secured by a Fairfield Inn located in East Rutherford, New Jersey and update the related disclosures;
2.	Disclose a change to the Company’s share repurchase program and update the related disclosures; and
3.	Update and attach as Annex A to this Supplement No. 2 our form of subscription agreement.

Restructuring of Mortgage Loan Secured by a Limited Service Hotel Located in East Rutherford, New Jersey (the “Hotel”) and Simultaneous Acquisition of the Hotel.

On December 31, 2012, the Company, through its operating partnership, Lightstone Value Plus REIT II, LP (the “Operating Partnership”) and LVP East Rutherford, LLC (“LVP East Rutherford”), a newly formed majority-owned subsidiary of the Operating Partnership, entered into a Restructuring Agreement (the “Restructuring Agreement”) with a syndicate of unrelated third-party investors, including Moody National FFI Meadowlands Rollup LLC (collectively, the “Borrowers”) and Moody National FFI Meadowlands MT, LLC (together with the Borrowers, the “Borrower Parties”). The Borrowers were the owners the Hotel, which operates as a Fairfield Inn under a franchise agreement with Marriott International Inc. (“Marriott”) and is managed by Concord Hospitality Enterprises Company (“Concord”), an unrelated third party, under a management agreement with an initial term that expires in August 2017.

Previously, on June 29, 2010, the Company, through its Operating Partnership, purchased a fixed-rate, nonrecourse mortgage note (the “Loan”) with an original principal balance of $18.7 million for $7.9 million from an unrelated third-party financial institution. The Loan, which was secured by the Hotel, had been in default since February 2009 and the carrying value of the Company’s investment in the Loan was approximately $7.0 million as of September 30, 2012. During the nine months ended September 30, 2012 the Company recognized approximately $0.3 million of interest income on the Loan and did not apply any excess cash received to outstanding principal. During the year ended December 31, 2011, the Company recognized approximately $1.0 million of interest income on the Loan. Additionally, during the year ended December 31, 2011, the Company applied $0.1 million of excess cash received to outstanding principal.

Under the terms of the Restructuring Agreement, the Borrowers contributed the Hotel to LVP East Rutherford and the Borrower Parties and the Operating Partnership received 17.4% and 82.6%, respectively, of the outstanding common units in LVP East Rutherford. Additionally, the Company, through a subsidiary of the Operating Partnership, issued a promissory note (the “Promissory Note”) in the principal amount of $6.3 million to LVP East Rutherford which is secured by the Hotel. The Promissory Note has an initial maturity date of January 6, 2021, bears interest at 9.00%, and requires monthly principal and interest payments pursuant to a 30-year amortization schedule through its stated maturity. LVP East Rutherford also has an option to further extend the maturity of the Promissory Note for two additional one-year periods. Upon consummation of the transactions provided for in the Restructuring Agreement, all existing obligations under the Loan were satisfied in full.

On December 31, 2012, the transactions provided for in the Restructuring Agreement were consummated. Simultaneously, the Company, through the Operating Partnership, purchased an additional 5.1% of the outstanding common units of LVP East Rutherford for $0.1 million from various Borrowers that chose not to participate in the Restructuring Agreement. As a result, the Company, through the Operating Partnership, holds in the aggregate 87.7% of the outstanding common units of LVP East Rutherford.

Under the terms of the operating agreement of LVP East Rutherford, the Operating Partnership is the majority holder and manager of, and has the ability to make all major decisions regarding, LVP East Rutherford, unless they relate to certain agreements with affiliated parties or amendments to the operating agreement that may adversely affect a minority interest holder in a disproportionate manner to other members of the same class of stock. LVP East Rutherford has two authorized classes of stock consisting of preferred units, none of which have been issued at this time, and common units. Distributions will be first to the preferred units, if any, and then to the common units in proportion to their ownership interests.

The Hotel, which opened in 1997 and was renovated in 2007, has 141 rooms, including 39 king guestrooms, 89 double/double guestrooms, nine double rooms, and four suites. Located at 850 Paterson Plank Road in East Rutherford, NJ, the Hotel is in immediate proximity to Teterboro Airport and Meadowlands Sports Complex, seven miles west of New York City and 15 miles from Newark International Airport.

The Company has established a taxable subsidiary, which has entered into an operating lease agreement for the Hotel and a relicensing franchise agreement (the “Franchise Agreement”) with Marriott for the Hotel which runs through 2025. The Hotel will continue to be managed by Concord.

The Franchise Agreement requires the Company’s taxable subsidiary to make certain renovations and improvements to the Hotel in accordance with a prescribed property improvement plan (the “FFI PIP”) over the next nine months. The estimated cost for the FFI PIP is approximately $4.7 million. Management of the Company believes that the Hotel is adequately insured.

The average occupancy rate, average daily rate (“ADR”) and average revenue per available room (“RevPAR”) for the nine months ended September 30, 2012 and the past five years are as follows:

Period	Average Occupancy Rate	ADR	RevPAR
Nine months ended September 30, 2012	72.7%	$91.77	$66.71
Year ended December 31, 2011	71.1%	$100.90	$71.71
Year ended December 31, 2010	69.7%	$95.03	$66.26
Year ended December 31, 2009	69.0%	$92.86	$64.05
Year ended December 31, 2008	76.7%	$113.16	$86.77
Year ended December 31, 2007	81.3%	$109.93	$89.37

We believe the underlying hotel property is well located, has acceptable roadway access and is well maintained. The underlying property is subject to competition from similar properties within its market areas, and its economic performance could be affected by changes in local economic conditions.

Share Repurchase Program

Our share repurchase program may provide our stockholders with limited, interim liquidity by enabling them to sell their shares of common stock back to us, subject to various conditions and restrictions. On December 21, 2012, our Board of Directors reaffirmed the purchase price of $9.00 per share under our share repurchase program, except in the case of the death of the stockholder, whereby the purchase price per share is the lesser of the actual amount paid by the stockholder to acquire the shares or $10.00 per share.

The disclosure titled “Investment Objectives and Strategies — Specific Investments — Acquisition of a Mortgage Loan Secured by Fairfield Inn located in East Rutherford, New Jersey” on pages 141 – 42 of the Prospectus is deleted in its entirety and replaced with the following:

Restructuring of Mortgage Loan Secured by a Limited Service Hotel Located in East Rutherford, New Jersey, or the Hotel, and Simultaneous Acquisition of the Hotel.

On December 31, 2012, we, through our Operating Partnership and LVP East Rutherford, LLC, or LVP East Rutherford, a newly formed majority-owned subsidiary of the Operating Partnership, entered into a Restructuring Agreement, or the Restructuring Agreement, with a syndicate of unrelated third-party investors, including Moody National FFI Meadowlands Rollup LLC (which we refer to collectively as the Borrowers) and Moody National FFI Meadowlands MT, LLC (which we refer to, together with the Borrowers, as the Borrower Parties). The Borrowers were the owners of the Hotel, which operates as a Fairfield Inn under a

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franchise agreement with Marriott International Inc., or Marriott, and is managed by Concord Hospitality Enterprises Company, or Concord, an unrelated third party, under a management agreement with an initial term that expires in August 2017.

Previously, on June 29, 2010, the Company, through its Operating Partnership, purchased a fixed-rate, nonrecourse mortgage note, or the Loan, with an original principal balance of $18.7 million for $7.9 million from an unrelated third-party financial institution. The Loan, which was secured by the Hotel, had been in default since February 2009 and the carrying value of the Company’s investment in the Loan was approximately $7.0 million as of September 30, 2012. During the nine months ended September 30, 2012 the Company recognized approximately $0.3 million of interest income on the Loan and did not apply any excess cash received to outstanding principal. During the year ended December 31, 2011, the Company recognized approximately $1.0 million of interest income on the Loan. Additionally, during the year ended December 31, 2011, the Company applied $0.1 million of excess cash received to outstanding principal.

Under the terms of the Restructuring Agreement, the Borrowers contributed the Hotel to LVP East Rutherford and the Borrower Parties and the Operating Partnership received 17.4% and 82.6%, respectively, of the outstanding common units in LVP East Rutherford. Additionally, the Company, through a subsidiary of the Operating Partnership, issued a promissory note, or the Promissory Note, in the principal amount of $6.3 million to LVP East Rutherford which is secured by the Hotel. The Promissory Note has an initial maturity date of January 6, 2021, bears interest at 9.00%, and requires monthly principal and interest payments pursuant to a 30-year amortization schedule through its stated maturity. LVP East Rutherford also has an option to further extend the maturity of the Promissory Note for two additional one-year periods. Upon consummation of the transactions provided for in the Restructuring Agreement, all existing obligations under the Loan were satisfied in full.

On December 31, 2012, the transactions provided for in the Restructuring Agreement were consummated. Simultaneously, the Company, through the Operating Partnership, purchased an additional 5.1% of the outstanding common units of LVP East Rutherford for $0.1 million from various Borrowers that chose not to participate in the Restructuring Agreement. As a result, the Company, through the Operating Partnership, holds in the aggregate 87.7% of the outstanding common units of LVP East Rutherford.

Under the terms of the operating agreement of LVP East Rutherford, the Operating Partnership is the majority holder and manager of, and has the ability to make all major decisions regarding, LVP East Rutherford, unless they relate to certain agreements with affiliated parties or amendments to the operating agreement that may adversely affect a minority interest holder in a disproportionate manner to other members of the same class of stock. LVP East Rutherford has two authorized classes of stock consisting of preferred units, none of which have been issued at this time, and common units. Distributions will be first to the preferred units, if any, and then to the common units in proportion to their ownership interests.

The Hotel, which opened in 1997 and was renovated in 2007, has 141 rooms, including 39 king guestrooms, 89 double/double guestrooms, nine double rooms, and four suites. Located at 850 Paterson Plank Road in East Rutherford, NJ, the Hotel is in immediate proximity to Teterboro Airport and Meadowlands Sports Complex, seven miles west of New York City and 15 miles from Newark International Airport.

The Company has established a taxable subsidiary, which has entered into an operating lease agreement for the Hotel and a relicensing franchise agreement, or the Franchise Agreement, with Marriott for the Hotel which runs through 2025. The Hotel will continue to be managed by Concord.

The Franchise Agreement requires the Company’s taxable subsidiary to make certain renovations and improvements to the Hotel in accordance with a prescribed property improvement plan, or the FFI PIP, over the next nine months. The estimated cost for the FFI PIP is approximately $4.7 million. Management of the Company believes that the Hotel is adequately insured.

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The average occupancy rate, average daily rate, or ADR, and average revenue per available room, or RevPAR, for the nine months ended September 30, 2012 and the past five years are as follows:

Period	Average Occupancy Rate	ADR	RevPAR
Nine months ended September 30, 2012	72.7%	$91.77	$66.71
Year ended December 31, 2011	71.1%	$100.90	$71.71
Year ended December 31, 2010	69.7%	$95.03	$66.26
Year ended December 31, 2009	69.0%	$92.86	$64.05
Year ended December 31, 2008	76.7%	$113.16	$86.77
Year ended December 31, 2007	81.3%	$109.93	$89.37

Depreciation is taken on the property. To the extent that property is acquired for cash, the initial basis in such property for U.S. federal income tax purposes generally is equal to the purchase price paid. We generally depreciate such depreciable property for U.S. federal income tax purposes on a straight-line basis using an estimated useful life of 39 years.

The basis of the property for U.S. federal income tax purposes generally approximates its net book value in accordance with GAAP.

Realty taxes paid and/or accrued for the nine months ended September 30, 2012 were approximately $0.2 million, at an annual rate of 1.7%.

We believe the underlying hotel property is well located, has acceptable roadway access and is well maintained. The underlying property is subject to competition from similar properties within its market areas, and its economic performance could be affected by changes in local economic conditions.”

The first two paragraphs of the disclosure titled “Distribution Reinvestment and Share Repurchase Programs — Share Repurchase Program” on page 209 of the Prospectus are deleted in their entirety and replaced with the following:

“Prior to the time that our shares are listed on a national securities exchange, the share repurchase program may provide eligible stockholders with limited, interim liquidity by enabling them to sell shares back to us, subject to restrictions and applicable law. Specifically, state securities regulators impose investor suitability standards that establish specific financial thresholds that must be met by any investor in certain illiquid, long-term investments, including REIT shares.

A stockholder must have beneficially held the shares for at least one year prior to offering them for sale to us through the share repurchase program, although if a stockholder presents all of its shares for repurchase our Board of Directors has the discretion to exempt shares purchased pursuant to the DRIP from this one-year requirement. Our affiliates will not be eligible to participate in the share repurchase program.

Stockholders who have held their shares for the required one-year period may sell their shares back to us at the repurchase price determined by our board of directors. The initial repurchase price, as determined by our Board of Directors, is $9.00 per share, except in the case of the death of the stockholder, in which case the repurchase price per share is the lesser of the actual amount paid by the stockholder to acquire the shares or $10.00 per share.”

The form of subscription agreement attached as Appendix C to the Prospectus is deleted in its entirety and replaced with the form of subscription agreement attached as Annex A hereto.

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Annex A

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC.
SUBSCRIPTION AGREEMENT

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC.

SUBSCRIPTION AGREEMENT

CURRENTLY NOT AVAILABLE TO RESIDENTS OF OHIO

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC.

INSTRUCTION PAGE

In no event may a subscription of shares be accepted until at least five business days after the date the subscriber receives the final prospectus. You will receive a confirmation of your purchase.

PLEASE MAIL the properly completed and executed ORIGINALS of the subscription agreement with your check made payable to: “Lightstone Value Plus REIT II Inc.”

Mail completed documents to:

Regular Mail	Overnight
Lightstone Group REIT c/o DST P.O. Box 219002 Kansas City, MO 64121-9002	Lightstone c/o DST 430 W. 7th Street Kansas City, MO 64105

*For IRA Accounts, mail investor signed documents to the IRA Custodian for signatures.

If you have any questions, please call your registered representative or The Lightstone Group, LLC at (888) 808-7348.

Instructions to Subscribers

Section 1: Indicate investment amount. Make all checks payable to “Lightstone Value Plus REIT II Inc.”

Payments may be wired to:
(send the original subscription agreement to the address above)

United Missouri Bank, NA
4920 Main Street
Kansas City, MO 64112
ABA# 101000695

Account name:
Lightstone REIT
430 W. 7th St.
Kansas City, MO 64105
Account #: 9871976378

Further Credit To: (client name and acct#)

If it is not an additional purchase, (and no account number has been assigned) the name of the investor (and BIN if a custodial account) should be referenced on the wire. The completed subscription agreement should state that the funds were sent by wire.

Section 2: Choose type of ownership

Non-Custodial Ownership

-Accounts with more than one owner must have ALL PARTIES SIGN where indicated on page 3.

-Be sure to attach copies of all plan documents for Pension Plans, Trusts or Corporate Partnerships required in section 2.

Custodial Ownership

For New IRA/Qualified Plan Accounts - Please complete the form/application provided by your custodian of choice in addition to this subscription document and forward to the custodian for processing.

Existing IRA Accounts and other Custodial Accounts

- Information must be completed BY THE CUSTODIAN. Have all documents signed by appropriate officers as indicated in their Corporate Resolution (also, to be included).

Section 3: All names addresses, Dates of Birth, Social Security or Tax I.D. numbers of all investors or Trustees

Section 4: Choose Dividend Allocation option

Section 5: To be signed and completed by your Financial Advisor
        Be sure to include CRD number for FA and BD
        Firm Branch Manager signature

Section 6: Have ALL owners initial and sign where indicated on Page 3

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC.

SUBSCRIPTION AGREEMENT

1.	YOUR INITIAL INVESTMENT Make all checks payable to “Lightstone Value Plus REIT II, Inc”

Investment Amount $	Brokerage Account Number

The minimum initial investment is 100 shares ($1,000)	(If applicable)

NOTE: RESIDENTS OF CERTAIN STATES MUST MAKE GREATER MINIMUM INVESTMENTS (SEE PAGES C-6 AND C-7)

Cash, cashier’s checks/official bank checks in bearer form, foreign checks, money orders, third-party checks, or traveler’s checks will not be accepted.

☐	I AM/WE ARE EMPLOYEES, DIRECTORS, OFFICERS OR AFFILIATES OF LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC., LIGHTSTONE VALUE PLUS REIT II LLC OR AN AFFILIATE OF EITHER OF THE FOREGOING.
☐	I AM/WE ARE A PARTICIPATING BROKER-DEALER, ORCHARD SECURITIES, LLC, OR EMPLOYEES, ASSOCIATED PERSONS, REGISTERED REPRESENTATIVES, DIRECTORS, OFFICERS OR AFFILIATES OF EITHER OF THE FOREGOING.
☐	I AM/WE ARE ENTITLED TO A VOLUME DISCOUNT AS DESCRIBED IN THE PROSPECTUS UNDER “PLAN OF DISTRUBUTION—VOLUME DISCOUNTS.”
☐	CHECK HERE IF ADDITIONAL PURCHASE AND COMPLETE NUMBER 3 BELOW.
2.	FORM OF OWNERSHIP (Select only one)

Non-Custodial Ownership	Custodial Ownership

____Individual

____Joint Tenant (Joint accounts will be registered as joint tenants with rights of survivorship unless otherwise indicated)
____Tenants in Common
____TOD – Optional designation of beneficiaries for individual joint owners with rights of survivorship or tenants by the entireties. (Please complete Transfer on Death Registration Form. You may download the form at www.lightstonecapitalmarkets.com)
____Uniform Gift/Transfer to Minors (UGMA/UTMA)

Under the UGMA/UTMA of the State of

____Pension Plan
____Trust
____Corporation or Partnership
____Other
Third Party-Administered Custodial Plan
(new IRA accounts will require an additional application)
  ☐ IRA  ☐ ROTH/IRA  ☐ SEP/IRA  ☐ SIMPLE  ☐ OTHER

Name of Custodian

Mailing Address

City State Zip

Custodian Information (To be completed by Custodian above)
Custodian Tax ID #
Custodian Account #

Custodian Phone

3.	INVESTOR INFORMATION Please print name(s) in which Shares are to be registered.

A.  Individual/Trust/Beneficial Owner

First Name: Middle:

Last Name:Tax ID or SS#

Street Address:City:State:Zip

Date of Birth: (mm/dd/yyyy)// If Non-U.S. Citizen, specify Country of Citizenship:

Daytime Phone #:U. S. Drivers License Number (if available)State of Issue:

CURRENTLY NOT AVAILABLE TO RESIDENTS OF OHIO.

CALIFORNIA INVESTORS:  ALL CERTIFICATES REPRESENTING SHARES WHICH ARE SOLD IN THE STATE OF CALIFORNIA WILL BEAR THE FOLLOWING LEGEND CONDITIONS: IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS FOR THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISIONER’S RULES.

Any subscriber seeking to purchase shares pursuant to a discount offered by us must submit such request in writing and set forth the basis for the request. Any such request will be subject to our verification.

B.  Joint Owner/Co-Trustee/Minor

First Name: Middle:

Last Name:Tax ID or SS#

Street Address:City:State:Zip

Date of Birth: (mm/dd/yyyy)// If Non-U.S. Citizen, specify Country of Citizenship:

Daytime Phone #:

C. Residential Street Address (This section must be completed for verification purposes if mailing address in section 3A is a P.O.Box)

Street Address:

City:State:Zip:

D.  Trust/Corporation/Partnership/Other (Trustee’(s) information must be provided in sections 3A and 3B)  Date of Trust//

Entity Name/Title of Trust:Tax ID Number:

E.  Government ID (Foreign Citizens only) Identification documents must have a reference number and photo. Please attach a photocopy.

Place of birth:
	City	State/Providence	Country

Immigration Status ☐  Permanent resident ☐  Non-permanent resident ☐  Non-resident ☐
Check which type of document you are providing:

☐ US Driver’s License  ☐ INS Permanent resident alien card  ☐ Passport with U.S. Visa  ☐ Employment Authorization Document

☐ Passport without U.S. Visa	Bank Name required: Account No. required:
☐ Foreign national identity documents	Bank address required: Phone No. required:
Documents number and country of issuance	Number for the document checked above:

F.  Employer: Retired: ☐

4.	DISTRIBUTIONS (Select only one)
Complete this section to enroll in the Distribution Reinvestment Plan or to elect how you wish to receive your dividend distributions
IRA accounts may not direct distributions without the custodian’s approval.
I hereby subscribe for Shares of Lightstone Value Plus REIT II and elect the distribution option indicated below:
A.	___Reinvest/Distribution Reinvestment Plan (see the final prospectus for details)
B.	___Mail Check to the address of record
C.	___Credit Dividend to my IRA or Other Custodian Account
D.	___Cash/Direct Deposit. Please attach a pre-printed voided check (Non-Custodian Investors only). I authorize Lightstone Value Plus REIT II or its agent to deposit my distribution/dividend to my checking or savings account. This authority will remain in force until I notify Lightstone Value Plus REIT II in writing to cancel it. In the event that Lightstone Value Plus REIT II deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

Name/Entity Name/Financial Institution:

Mailing Address:CityStateZip:

Account Number:Your Bank’s ABA/Routing Nbr:

Your Bank’s Account Number: Checking Acct: Savings Acct:

PLEASE ATTACH COPY OF VOIDED CHECK TO THIS FORM IF FUNDS ARE TO BE SENT TO A BANK
*The above services cannot be established without a pre-printed voided check. For electronic funds transfers, signatures of bank account owners are required exactly as they appear on the bank records. If the registration at the bank differs from that on this Subscription Agreement, all parties must sign below.

Signature Signature

5.	BROKER-DEALER/FINANCIAL ADVISOR INFORMATION (All fields must be completed)

The financial advisor must sign below to complete order. The financial advisor hereby warrants that he/she is duly licensed and may lawfully sell shares in the state designated at the investor’s legal residence.

Broker-Dealer/RIA Firm		Financial Advisor/RIA Name
Advisor Mailing Address
City		State	Zip code
Advisor No.	Branch No.	Telephone No.
Email Address		Fax No.
Broker-Dealer/RIA Firm CRD Number		Financial Advisor/RIA CRD Number

☐ AFFILIATED REGISTERED INVESTMENT ADVISOR (RIA):  All sales of securities must be made through a Broker-Dealer. If an RIA introduces a sale, the sale must be conducted through the RIA in his or her capacity as a Registered Representative of Broker-Dealer (Section 5 must be filled in). I acknowledge that by checking the above box I WILL NOT RECEIVE A COMMISSION.
The undersigned FINANCIAL ADVISOR further represents and certifies that in connection with this subscription for Shares, he/she has complied with and has followed all applicable policies and procedures under his firm’s existing Anti-Money Laundering Program and Customer Identification Program.

Financial Advisor and / or RIA Signature:Date

Branch Manager Signature:Date

6.	SUBSCRIBER SIGNATURES

The undersigned further acknowledges and/or represents (or in the case of fiduciary accounts, the person authorized to sign on such subscriber’s behalf) the following: (you must initial each of the representations below)

Owner	Co-Owner	a) I/We have a minimum net worth (not including home, home furnishings and personal automobiles) of at least $70,000 and estimate that (without regard to Lightstone Value Plus REIT II, Inc.) I/We have a gross income due in the current year of at least $70,000; or have a net worth (excluding home, home furnishings and automobiles) of at least $250,000, or such higher suitability as may be required by certain states and set forth on the reverse side hereof; in the case of sales to fiduciary accounts, the suitability standards must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares.
Owner	Co-Owner	b) I/We received the final prospectus of Lightstone Value Plus REIT II at least five (5) business days prior to the signing of this Subscription Agreement.
Owner	Co-Owner	c) I/We am/are purchasing shares for my/our own account.
Owner	Co-Owner	d) I/We acknowledge that shares are not liquid.
Owner	Co-Owner	e) If an affiliate of Lightstone Value Plus REIT II, I/We represent that the shares are being purchased for investment purposes only and not for immediate resale.

Under penalty of perjury, by signing his/her/its name in this Section 6, each subscriber hereby certifies that:

(a) The Taxpayer Identification Number or Social Security Number listed in Section 3(A), 3(B) or 3(D), as applicable, is correct; and

(b) He/she/it is not subject to backup withholding either because the Internal Revenue Service has (i) not notified such subscriber that he/she/it is subject to backup withholding as a result of a failure to report all interest or dividends or (ii) notified such subscriber that he/she/it is no longer subject to backup withholding. (If a subscriber has been notified that he/she/it is currently subject to backup withholding, strike the language under clause (b) of this paragraph before signing).

Owner Signature:Date:

Co-Owner Signature Date:

Signature of Custodians(s) or Trustees(s) (if applicable). Current Custodian must sign if investment is for an IRA Account

Authorized Signature (Custodian or Trustee)Date:

CERTAIN STATES HAVE IMPOSED SPECIAL FINANCIAL SUITABILITY
STANDARDS FOR SUBSCRIBERS WHO PURCHASE SHARES

Nebraska

•	Investors must have either (a) a minimum net worth of $100,000 and an annual income of $70,000 or (b) a net worth of $350,000. The investor’s maximum investment in the issuer and its affiliates cannot exceed 10% of the investor’s net worth.

Maine

•	The Maine Office of Securities recommends that an investor’s aggregate investment in this offering and similar direct participation investments not exceed 10% of the investor’s liquid net worth. For this purpose, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

North Dakota

•	Shares will only be sold to residents of North Dakota representing that they have a net worth of at least ten times their investment in us and our affiliates and that they meet one of the general suitability standards described above.

Arkansas

•	Investors must have either (a) a net worth of at least $350,000 or (b) an annual gross income of at least $70,000 and a minimum net worth of at least $100,000. In addition, shares will only be sold to Arkansas residents that have a combined liquid net worth of at least ten (10) times the amount of their investments in us and other similar programs.

New York

•	Shares of our common stock will only be sold to investors who initially purchase a minimum of 250 shares of common stock for a total purchase price of $2,500. However a minimum of 100 shares of common stock for a total purchase price of $1,000 shall apply to a purchase by an individual retirement account. Subsequent transfers of such interest shall be in units of not less than $2,500, except for transfers by an individual retirement account, transfers by gift, inheritance, intrafamily transfers, transfers subsequent to the preceding, and transfers to affiliates.

Kentucky

•	Investors must have either (a) a net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a minimum net worth of at least $70,000, with the amount invested in this offering not to exceed 10% of the Kentucky investor’s liquid net worth.

Iowa

•	Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor’s maximum investment in the issuer and its affiliates cannot exceed 10% of the resident’s liquid net worth. With respect to Iowa investors, liquid net worth is that portion of net worth (total assets exclusive of home, home furnishings and automobiles minus total liabilities) that is composed of cash, cash equivalents and readily marketable securities.

Michigan, New Mexico, Oregon, Pennsylvania and Washington

•	Investors must have either (a) a net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a minimum net worth of at least $70,000. The investor’s maximum investment in the issuer and its affiliates cannot exceed 10% of the Michigan, New Mexico, Oregon, Pennsylvania or Washington resident’s net worth.

Kansas

•	In addition to the general suitability requirements described above, it is recommended that investors should invest no more than 10% of their liquid net worth, in the aggregate, in our shares and securities of other real estate investment trusts. “Liquid net worth” is defined as that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

Missouri

•	In addition to the general suitability requirements described above, no more than ten percent (10%) of any Missouri investor’s liquid net worth shall be invested in the securities registered by us for this offering with the Securities Division.

California

•	In addition to the general suitability requirements described above, investors’ maximum investment in our shares will be limited to 10% of the investor’s net worth (exclusive of home, home furnishings and automobile).

Alabama

•	Investors must have either (a) a net worth of at least $250,000 or (b) an annual gross income of $70,000 and a minimum net worth of $70,000, and shares will only be sold to Alabama residents that represent that they have a liquid net worth of at least 10 times the amount of their investment in this real estate investment program and other similar programs.

Tennessee

•	Investors must have either (a) a net worth of at least $250,000 or (b) an annual gross income of $70,000 and a minimum net worth of $70,000, and Tennessee residents’ maximum investment in us and our affiliates must not exceed ten percent (10%) of their liquid net worth. Shares of our common stock will only be sold to investors who initially purchase a minimum of 250 shares of common stock for a total purchase price of $2,500.

Massachusetts

•	Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. A Massachusetts investor’s aggregate investment in our shares, shares of our affiliates, and in other non-traded real estate investment programs may not exceed 10% of his or her liquid net worth. “Liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.

New Jersey

•	Investors who reside in the state of New Jersey must have either (i) a liquid net worth of $100,000 and annual gross income of $85,000 or (ii) a minimum liquid net worth of $350,000. Additionally, a New Jersey investor’s total investment in this offering and other non-traded business development companies shall not exceed 10% of his or her liquid net worth. “Liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.

WE INTEND TO ASSERT THE FOREGOING REPRESENTATIONS AS A DEFENSE IN ANY SUBSEQUENT LITIGATION WHERE SUCH ASSERTION WOULD BE RELEVANT. WE HAVE THE RIGHT TO ACCEPT OR REJECT THIS SUBSCRIPTION IN WHOLE OR IN PART, SO LONG AS SUCH PARTIAL ACCEPTANCE OR REJECTION DOES NOT RESULT IN AN INVESTMENT OF LESS THAN THE MINIMUM AMOUNT SPECIFIED IN THE PROSPECTUS. AS USED ABOVE, THE SINGULAR INCLUDES THE PLURAL IN ALL RESPECTS IF SHARES ARE BEING ACQUIRED BY MORE THAN ONE PERSON. AS USED IN THIS SUBSCRIPTION AGREEMENT, “LIGHTSTONE” REFERS TO THE LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND ITS AFFILIATES. THIS SUBSCRIPTION AGREEMENT AND ALL RIGHTS HEREUNDER SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

By executing this Subscription Agreement, the subscriber is not waiving any rights under federal or state law.